Exhibit 99.1

For Release: March 22, 2011

GM Prices $1.0 Billion Sale of Ally Preferred Shares

DETROIT – General Motors Company (NYSE: GM) today announced the sale of all of its shares of Fixed Rate Perpetual Preferred Stock, Series A, of Ally Financial Inc. in a registered public offering for a total of $1.0 billion.

The shares, which represent 100 percent of the Ally Series A preferred stock outstanding, have an aggregate liquidation preference of $1 billion.

“Today, we are taking another step forward in our strategy to strengthen and simplify the company’s balance sheet,” said Chris Liddell, vice chairman and chief financial officer.

The transaction will result in a book gain of $0.3 billion to be recorded in the first quarter of 2011. Following the sale, GM’s investment in Ally Financial will consist of a 9.9 percent interest in Ally common stock.

The offering was underwritten by Credit Suisse, BofA Merrill Lynch, Deutsche Bank Securities and Barclays Capital. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any security.

About General Motors – General Motors, one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

CONTACT(S):

Jim Cain	Reneé Rashid-Merem
GM Communications	GM Communications
313-667-7758 (office)	313-665-3128 (office)
313-407-2843 (cell)	313-701-8560 (cell)
james.cain@gm.com	renee.rashid-merem@gm.com

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